Exhibit 99.1

NEWS

Investor Contact:	Marsha Morgan	FOR IMMEDIATE RELEASE
(817) 352-6452

Media Contact:	Richard Russack
(817) 867-6425

For the 2004 First Quarter, Burlington Northern Santa Fe Reports

30 Percent Increase in EPS on Record 11 Percent Revenue Growth

•	First-quarter 2004 earnings was $0.52 per share, or 30 percent higher, compared with first-quarter 2003 earnings of $0.40 per share, excluding a $0.10 per share favorable effect of a change in accounting principle.

•	Freight revenues increased $246 million, or 11 percent, to $2.45 billion from the 2003 first quarter, primarily driven by an eight-percent increase in units handled.

•	Operating income increased $64 million, or 19 percent, to $410 million compared with first-quarter 2003.

FORT WORTH, Texas, April 27, 2004 - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported first-quarter 2004 earnings of $0.52 per share, a 30-percent increase over first-quarter 2003 earnings of $0.40 per share, before the favorable effect of an accounting change of $0.10 per share.

“We had record revenue growth in the first quarter which enabled BNSF to record its second consecutive quarterly double-digit increase in earnings per share. Increased unit volumes in each major business group of our balanced portfolio contributed to this very strong revenue growth this quarter” said Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer.

Freight revenues for the first quarter increased $246 million, or 11 percent, to $2.45 billion compared with 2003 first-quarter revenues of $2.20 billion. Consumer Products experienced its best first quarter on record with revenues increasing $79 million, or 9 percent, to $927 million reflecting increased volumes in the international, truckload and perishables sectors

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as well as an overall increase in revenue per unit. Agricultural Products revenues were up $80 million, or 22 percent, to a record $438 million, as a result of strong U.S. corn and wheat harvests coupled with increased export demand for grain. Industrial Products revenues rose $52 million, or 10 percent, to a record $563 million reflecting increased business in the construction products, building products, and petroleum products sectors. Coal revenues for the first quarter increased $35 million, or 7 percent, to $520 million driven primarily by two new long-term coal contracts.

Operating expenses of $2.08 billion were $194 million, or 10 percent, higher than the 2003 first quarter, principally driven by a nine-percent increase in gross ton miles handled and higher depreciation expense due to expired purchase accounting credits and ongoing capital expenditures.

For the first quarter of 2004, operating income rose $64 million, or 19 percent, to $410 million compared with the first quarter of 2003. BNSF’s operating ratio decreased to 83.3 percent compared with 84.3 percent for the same period in the prior year.

Common Stock Repurchases

During the first quarter of 2004, BNSF repurchased approximately 2.6 million shares of its common stock at an average price of $31.41 per share. This brings total repurchases under BNSF’s 150-million share-repurchase program to approximately 126 million shares as of March 31, 2004, at an average price of $26.16 per share since the program was announced in July 1997.

BNSF’s subsidiary, The Burlington Northern and Santa Fe Railway Company, operates one of the largest railroad networks in North America, with about 32,500 route miles covering 28 states and two Canadian provinces. The railway is among the world’s top transporters of intermodal traffic, moves more grain than any other American railroad, transports the components of many of the products we depend on daily, and hauls enough coal to generate about ten percent of the electricity produced in the United States. BNSF is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

Financial information follows

Burlington Northern Santa Fe Corporation

Consolidated Income Information

(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2004	2003
Operating revenues
Freight revenues	$2,448	$2,202
Other revenues	42	30

Total operating revenues	2,490	2,232

Operating expenses
Compensation and benefits	787	718
Purchased services	340	301
Depreciation and amortization	249	226
Equipment rents	187	169
Fuel	275	274
Materials and other	242	198

Total operating expenses	2,080	1,886

Operating income	410	346
Interest expense	102	106
Other (income) expense, net	(3)	2

Income before income taxes and cumulative effect of accounting change	311	238
Income tax expense	118	90

Income before cumulative effect of accounting change	193	148
Cumulative effect of accounting change, net of tax (a)	—	39

Net income	$193	$187

Diluted earnings per share before cumulative effect of accounting change	$0.52	$0.40

Diluted earnings per share after cumulative effect of accounting change	$0.52	$0.50

Diluted average shares outstanding (in millions)	374.0	373.4

Operating ratio (b)	83.3%	84.3%

(a)	Reflects the adoption of SFAS No. 143. This standard changed the way the rail industry accounts for asset retirement costs.
(b)	Calculated as total operating expenses less other revenues divided by freight revenues.

Burlington Northern Santa Fe Corporation

Consolidated Balance Sheet Information

(Dollars in millions, except per share amounts)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$73	$18
Accounts receivable, net	201	129
Materials and supplies	282	266
Current portion of deferred income taxes	312	292
Other current assets	255	157

Total current assets	1,123	862

Property and equipment, net	25,264	25,068

Other assets	1,156	1,009

Total assets	$27,543	$26,939

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other current liabilities	$1,983	$2,102
Long-term debt due within one year	303	244

Total current liabilities	2,286	2,346

Long-term debt and commercial paper	6,811	6,440
Deferred income taxes	7,606	7,481
Casualty and environmental liabilities	484	462
Minimum pension liability	359	359
Employee merger and separation costs	137	144
Other liabilities	1,208	1,212

Total liabilities	18,891	18,444

Stockholders’ equity:
Common stock and additional paid-in capital	5,841	5,771
Retained earnings	6,377	6,240
Treasury stock	(3,430)	(3,340)
Unearned compensation	(34)	(36)
Accumulated other comprehensive loss	(102)	(140)

Total stockholders’ equity	8,652	8,495

Total liabilities and stockholders’ equity	$27,543	$26,939

Book value per share	$23.32	$22.87

Common shares outstanding (in millions)	371.0	371.5

Net debt to total capitalization*	44.9%	44.0%

*	Net debt is calculated as total debt less cash and cash equivalents, and capitalization is calculated as the sum of net debt and total stockholders’ equity.

Burlington Northern Santa Fe Corporation

Consolidated Cash Flow Information

(in millions)

	Three Months Ended March 31,
	2004	2003
Operating activities
Net income	$193	$187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	249	226
Deferred income taxes	81	69
Employee merger and separation costs paid	(7)	(10)
Cumulative effect of accounting change	—	(39)
Other, net	(13)	7
Changes in working capital	(262)	(113)

Net cash provided by operating activities	241	327

Investing activities
Capital expenditures	(392)	(340)
Other, net	(86)	(10)

Net cash used for investing activities	(478)	(350)

Financing activities
Net borrowings	373	179
Dividends paid	(56)	(45)
Purchase of BNSF common stock	(82)	(77)
Proceeds from stock options exercised	56	2
Other financing activities	1	1

Net cash provided by financing activities	292	60

Increase in cash and cash equivalents	55	37
Cash and cash equivalents:
Beginning of period	18	28

End of period	$73	$65

Burlington Northern Santa Fe Corporation

Operating Statistics

	Three Months Ended March 31,
	2004	2003
Cars/units (in thousands)	2,206	2,042
Average revenues per car/unit	$1,110	$1,078
Revenue ton miles (in millions)	134,284	120,899
Gross ton miles (in millions)	237,799	217,311
RTM/GTM	0.56	0.56
Freight revenue/thousand RTM	$18.23	$18.21
Operating expense/thousand RTM	$15.49	$15.60
Freight revenue/thousand GTM	$10.29	$10.13
Operating expense/thousand GTM	$8.75	$8.68
Compensation and benefits/thousand GTM	$3.31	$3.30
Average employees	36,533	35,967
Period end employees	37,005	36,545
Thousand RTM/average employee	3,676	3,361
Thousand GTM/average employee	6,509	6,042
Gallons of fuel used (in millions)	323	292
Average price per gallon of fuel (cents) (a)	85.1	93.8
GTM/gallon of fuel	736	744
Freight train miles (in millions)	38	37
GTM/freight train hours (in thousands)	133	139
Route miles operated	32,445	32,495

(a)	Includes handling, taxes and hedge effect.

Burlington Northern Santa Fe Corporation

Revenue Statistics by Commodity

	Three Months Ended March 31,		Percent Change
	2004	2003
Revenues (in millions)
Intermodal	$779	$696	11.9%
Automotive	75	81	(7.4)
Other Consumer Products	73	71	2.8

Total Consumer Products	927	848	9.3

Industrial Products	563	511	10.2
Coal	520	485	7.2
Agricultural Products	438	358	22.3

Total freight revenue	2,448	2,202	11.2
Other revenue	42	30	40.0

Total revenues	$2,490	$2,232	11.6%

Cars/units (in thousands)
Intermodal	1,000	924	8.2%
Automotive	39	42	(7.1)
Other Consumer Products	42	40	5.0

Total Consumer Products	1,081	1,006	7.5

Industrial Products	368	343	7.3
Coal	521	487	7.0
Agricultural Products	236	206	14.6

Total cars/units	2,206	2,042	8.0%

Average revenue per car/unit
Intermodal	$779	$753	3.5%
Automotive	1,923	1,929	(0.3)
Other Consumer Products	1,738	1,775	(2.1)

Total Consumer Products	858	843	1.8

Industrial Products	1,530	1,490	2.7
Coal	998	996	0.2
Agricultural Products	1,856	1,738	6.8

Average revenue per car/unit	$1,110	$1,078	3.0%

Revenue ton miles (in millions)
Intermodal	25,340	23,214	9.2%
Automotive	1,116	1,253	(10.9)
Other Consumer Products	2,991	3,067	(2.5)

Total Consumer Products	29,447	27,534	6.9

Industrial Products	24,733	23,272	6.3
Coal	53,672	47,874	12.1
Agricultural Products	26,432	22,219	19.0

Total revenue ton miles	134,284	120,899	11.1%

Freight revenue per thousand ton miles
Intermodal	$30.74	$29.98	2.5%
Automotive	67.20	64.64	4.0
Other Consumer Products	24.41	23.15	5.4

Total Consumer Products	31.48	30.80	2.2

Industrial Products	22.76	21.96	3.6
Coal	9.69	10.13	(4.3)
Agricultural Products	16.57	16.11	2.9

Freight revenue per thousand ton miles	$18.23	$18.21	0.1%

Burlington Northern Santa Fe Corporation

Capital Expenditures and Track Maintenance*

	Three Months Ended March 31,
	2004	2003
Capital expenditures (in millions)
Maintenance of way
Rail	$51	$47
Ties	68	52
Surfacing	27	25
Other	75	71

Total maintenance of way	221	195
Mechanical	14	23
Information services	11	10
Other	10	18

Total maintenance of business	256	246

New locomotive acquisitions	102	72
Terminal and line expansion	34	22

Total capital expenditures	$392	$340

Track maintenance
Track miles of rail laid
Maintenance of business	118	107
Expansion projects	—	4

Total	118	111

Cross ties inserted (thousands)
Maintenance of business	500	351
Expansion projects	8	3

Total	508	354

Track resurfaced (miles)	1,776	1,960

*	Certain prior period amounts have been reclassified to conform with the current period presentation.